EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-193163) and Form S-8 (No. 333-186306) of Western Gas Equity Partners, LP of our report dated February 28, 2014, relating to our audit of the financial statements of Nuevo Midstream, LLC as of and for the year ended December 31, 2013, included in this Form 8-K.

/s/ UHY LLP

Farmington Hills, Michigan
December 17, 2014